Exhibit 99.(a)(11)

FOR IMMEDIATE RELEASE	CONTACT:	Maria L. Bouvette
President and CEO
Porter Bancorp, Inc.
(502) 499-4800

PORTER BANCORP WITHDRAWS EXCHANGE OFFER FOR

CITIZENS FIRST CORPORATION

LOUISVILLE, Ky. (December 14, 2009)—Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that it has withdrawn its exchange offer to acquire all of the outstanding common shares of Citizens First Corporation (NASDAQ: CZFC) for $9.00 per share. The tender offer had been set to expire at 5:00 P.M. ET, on December 22, 2009.

“Porter Bancorp has elected to withdraw its tender offer to acquire Citizens First of Bowling Green due to our inability to fully evaluate the Citizens First transaction,” stated Maria L. Bouvette, Porter Bancorp’s President and Chief Executive Officer. “The distraction of proceeding on a hostile basis, continued softness in the economy and real estate markets, the current regulatory environment for financial institutions, and the lack of cooperation from Citizens First’s board and management created an unacceptable level of uncertainty for us in this transaction. As a result, we will not pursue the exchange offer at this time and will remain focused on managing Porter’s core operations in our existing markets.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of September 30, 2009. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in 11 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the “Risk Factors” section of the prospectus/offer to exchange and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission.

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